SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

May 6, 2009

Dear Stockholder:

It is our pleasure to invite you to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company”). The Annual Meeting will be held in Newport Beach, California on Friday, June 5, 2009. In the following pages you will find the Secretary’s Notice of the Meeting and the Proxy Statement which describe the matters to come before the Annual Meeting.

If you plan to attend the meeting, please note the admission procedures on the Notice of the Meeting.

Whether or not you plan to attend the Annual Meeting, please vote your shares in one of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, or (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card.

We are grateful for your continuing interest in American Vanguard Corporation. In person or by proxy, your vote is important. Thank you.

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute

President and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1250

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2009

To the Stockholders of American Vanguard Corporation:

The Annual Meeting of the Stockholders of American Vanguard Corporation, a Delaware corporation, will be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Friday, June 5, 2009. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect eight directors until their successors are elected and qualified;

2.	Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2009;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on May 1, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2008, is enclosed with this Notice. Please note that in order to be admitted to the Annual Meeting a person must furnish either the enclosed admission ticket or other proof of his or her status as a shareholder at the site of such meeting. This proof may take the form of a proxy card if the person is a stockholder of record. If the shares are held through an intermediary, such as a bank or broker, or holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. You must also present valid photo identification.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. You may vote your shares in any of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, or (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

By Order of the Board of Directors

Timothy J. Donnelly

Secretary

Newport Beach, California

May 6, 2009

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 5, 2009

Proxy Solicitation by the Board of Directors

GENERAL

This statement is furnished in connection with the Annual Meeting of Stockholders of American Vanguard Corporation to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 11:00 a.m. local time on June 5, 2009. Stockholders of record at the close of business on May 1, 2009, will be entitled to vote at the meeting.

Proxies are being solicited by the Board of Directors of the Company (the “Board”). The Company will bear all costs of the solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and other employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone, telecommunication, or other similar means to obtain proxies. If the enclosed proxy is executed and returned (or otherwise voted by means of the Internet or telephone, as indicated on the proxy card),, the shares represented by the proxy will be voted as specified therein. If a proxy is signed and returned without specifying choices, the shares will be voted “FOR” the election of each nominee for director as set forth in this Proxy Statement, “FOR” the proposal to ratify the appointment of BDO Seidman, LLP as independent auditors for 2009, and in the Board’s discretion as to other matters that may properly come before the Annual Meeting.

Any stockholder has the power to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company’s Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not in itself revoke his or her proxy. This Proxy Statement is being mailed to stockholders on or about May 6, 2009.

SECURITIES ENTITLED TO VOTE

The Board has fixed the close of business on May 1, 2009, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. The Company has only two authorized classes of shares, Preferred Stock and Common Stock, each with a par value of $0.10 per share. There are 400,000 shares of Preferred Stock authorized, none of which have been issued. There are 40,000,000 shares of Common Stock authorized, of which 27,046,262 are outstanding as of May 1, 2009. Each stockholder will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the Company’s books as of the record date.

QUORUM

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by proxies in which authority to vote for any matter is considered “withheld”, proxies which are marked “abstain” or proxies as to which there is a “broker non-vote” will be counted as shares present for purposes of determining the presence of a quorum. Broker non-votes occur when nominees (such as brokers holding shares on behalf of beneficial owners) do not receive voting instructions from the beneficial owners and do not have discretionary authority to vote.

VOTE REQUIRED

The eight directors to be elected by the holders of Common Stock shall be the eight candidates receiving the highest number of votes cast by holders of Common Stock. Cumulative voting is not permitted. Only votes cast for a nominee will be counted. Abstentions or directions to withhold votes will result in those nominees receiving fewer votes, but will not count as a vote against the nominees.

Approval of the proposal to ratify the appointment of BDO Seidman, LLP as independent auditors will require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not be treated as votes cast at the meeting and, therefore, will have no effect on such proposal. Approval of any other matter which may properly come before the meeting will require the affirmative vote of the majority of the votes cast at the meeting, except for any other proposals which may properly come before the meeting for which a different or greater vote is required by law.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company currently provide that the number of directors of the Board shall not be more than nine nor less than three. The Board has determined by resolution that it shall consist of eight members. Eight directors are to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, and all nominees are now directors, and all but one (as noted below) were elected by the stockholders at the 2008 annual meeting of stockholders.

NOMINEES FOR ELECTION AS DIRECTORS

Herbert A. Kraft has served as Co-Chairman of the Board since July 1994. Mr. Kraft served as Chairman of the Board and Chief Executive Officer from 1969 to July 1994. Age 85.

Glenn A. Wintemute has served as Co-Chairman of the Board since July 1994. Mr. Wintemute served as President of the Company and all operating subsidiaries from 1984 to July 1994 and was elected a director in 1971. He served as President of Amvac Chemical Corporation (“AMVAC”) from 1963 to July 1994. He is also the father of Eric G. Wintemute, the Company’s President and Chief Executive Officer. Age 84.

Eric G. Wintemute has served as a director since June 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. He is the son of Glenn A. Wintemute, the Company’s Co-Chairman. Age 53.

Lawrence S. Clark has served as a director since 2006. Mr. Clark is the Chief Operating Officer and Chief Financial Officer for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. and has served in that capacity since 2004. From 2003 - 2004 he provided financial and corporate development consulting services to media and entertainment clients. From 2000 to 2003, Mr. Clark was the Chief Financial Officer of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. Age 50.

John L. Killmer was appointed a director in December 2008. Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), the world’s largest privately held crop protection and life science company from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to November 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto Greater China from 2001 to 2003. Age 59.

John B. Miles has served as a director since March 1999. Mr. Miles was a Partner with the law firm McDermott Will & Emery and held the position of Partner from 1987 to 2007. He currently serves as employee counsel to that firm. Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles has previously served on boards of directors for public and private corporations. Age 65.

Carl R. Soderlind has served as a director since June 2000. Mr. Soderlind served as Chairman and Chief Executive Officer of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 to 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, with his most recent position being Senior Executive Vice President and member of the Management Committee. Age 75.

Irving J. Thau Irving J. Thau has served as a director since September 2003. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. Mr. Thau is also a director of American Home Mortgage Investment Corp. Age 69.

REQUIRED VOTE AND RECOMMENDATION

The eight directors to be elected by the holders of Common Stock shall be the eight candidates receiving the highest number of votes cast by holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s sustainable growth mission. The Company is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct and the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, which are all available in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of eight members. The Board has determined that Messrs. Lawrence S. Clark, Herbert A. Kraft, John L. Killmer, John B. Miles, Carl R. Soderlind and Irving J. Thau, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year if there is any change in a member’s material relationship with the Company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met six times during the year ended December 31, 2008. All directors attended at least 75% of the aggregate of the number of meetings of the board and the total number of meetings held by all committees of the board for which they served.

The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is currently Herbert A. Kraft. Interested parties who wish to communicate with the presiding director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All directors did attend the 2008 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Irving J. Thau (Chairperson), Lawrence S. Clark and Carl R. Soderlind, who are all non-employee directors and are financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the Securities Exchange Commission (“SEC”) and the applicable rules and listing standards currently prescribed by the New York Stock Exchange, and that each of Irving J. Thau and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held eight meetings during the year ended December 31, 2008.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employs the independent auditors, subject to stockholder ratification, to audit the Company’s consolidated financial statements.

•	Pre-approves all services performed by the independent auditors.

•	Provides oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviews the scope of the audit activities of the independent auditors and appraises audit efforts.

•	Reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors.

•	Establishes procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report contained in this Proxy Statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Carl R. Soderlind (Chairperson), Lawrence S. Clark and John B. Miles. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Board has also determined that at least two members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held four meetings during the year ended December 31, 2008.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishes executive compensation policy consistent with corporate objectives and stockholder interest.

•	Oversees process for evaluating CEO performance against Board-approved goals and objectives and recommends to the Board compensation for the CEO.

•	Administers grants under the Company’s compensation plan(s).

Please also see the Compensation Committee Report contained in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. John B. Miles (Chairperson), Carl R. Soderlind and Irving J. Thau. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2008.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommends to the Board nominees for election to the Board of Directors.

•	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

Finance Committee

The Finance Committee is composed of Messrs. Herbert A. Kraft (Chairperson), John L. Killmer, Irving J. Thau and Glenn A. Wintemute. The Finance Committee held two meetings during the year ended December 31, 2008.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) involves working with senior management of the Company to evaluate, investigate and recommend changes to the Board of Directors in the area of corporate finance including, among other things:

•	The incurrence or refinancing of indebtedness,

•	The issuance or amendment of the Company’s equity securities,

•	Merger and acquisition and restructuring activity, and

•	Short- and long-term financing plans.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for filing with the SEC. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO Seidman, LLP, a letter providing the disclosures required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees) with respect to any relationships between BDO Seidman, LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. BDO Seidman, LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements, we have recommended to the Board that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Irving J. Thau, Chair

Carl R. Soderlind

Lawrence S. Clark

March 6, 2009

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of May 1, 2009, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,298,769	(1)	12.2%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(*)	3,233,132		12.0%

St. Denis J. Villere & Company 210 Baronne Street New Orleans, LA 70112(*)	2,806,606		10.4%

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WE 53202	2,160,825		8.0%

Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,484,934	(3)	5.4%

(*)	Based on information reported to the SEC by or on behalf of such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of May 1, 2009, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Co-Chairman	Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,298,769	(1)	12.2%

Co-Chairman	Glenn A. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,313,304	(2)	4.9%

Director, President & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,484,934	(3)	5.4%

Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	99,004	(9)	—	(13)

Director	John B. Miles 4695 MacArthur Court Newport Beach, CA 92660	95,770	(10)	—	(13)

Director	Irving J. Thau 4695 MacArthur Court Newport Beach, CA 92660	27,422	(11)	—	(13)

Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	14,880	(12)	—	(13)

President (GEMCHEM)	Bob Gilbane 4695 MacArthur Court Newport Beach, CA 92660	314,005	(5)	1.2%

Senior Vice President (AMVAC)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	126,981	(6)	—	(13)

Senior Vice President (AMVAC)	Christopher K. Hildreth 4695 MacArthur Court Newport Beach, CA 92660	194,492	(7)	—	(13)

Vice President (AMVAC)	Doug Ashmore 4695 MacArthur Court Newport Beach, CA 92660	77,401	(4)	—	(13)

Chief Financial Officer	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	7,803		—	(13)

Chief Administration Officer	James A Barry 4695 MacArthur Court Newport Beach, CA 92660	193,714	(8)	—	(13)

Directors and Officers as a Group(18)		7,529,523		26.8%

(1)

Mr. Kraft owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees, except as to 13,834 shares held in an Individual Retirement Account. This figure includes 9,680 shares of

Common Stock Mr. Kraft is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(2)	Mr. Glenn Wintemute owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees. This figure includes 9,680 shares of Common Stock Mr. Glenn Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(3)	This figure includes 450,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 69,668 shares of Common Stock owned by Mr. Wintemute’s minor child for whom Mr. Wintemute and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(4)	This figure includes 60,000 shares of Common Stock Mr. Ashmore is entitled to acquire pursuant to stock options exercisable within sixty days of the Report.
(5)	This figure includes 24,467 shares of Common Stock Mr. Gilbane is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(6)	This figure includes 60,187 shares of Common Stock Mr. G. D. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(7)	This figure includes 180,000 shares of Common Stock Mr. Hildreth is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(8)	This figure includes 112,000 shares of Common Stock Mr. Barry is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(9)	This figure includes 9,680 shares of Common Stock Mr. Soderlind is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Certain shares are held in a family trust where Mr. Soderlind and his spouse are co-trustees.
(10)	This figure includes 9,680 shares of Common Stock Mr. Miles is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Certain shares are held in a family trust where Mr. Miles and his spouse are co-trustees and certain shares are held by Mr. Miles or his spouse in individual retirement accounts.
(11)	This figure includes 9,680 shares of Common Stock Mr. Thau is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(12)	This figure includes 533 shares of Common Stock owned by Mr. Clark’s minor children for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(13)	Under 1% of class.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Company’s compensation program has several objectives. First, we believe that our compensation should attract and retain top-quality executives. Many of our executives have transferred to the Company from our competitors, which are typically much larger organizations. In addition, we realize that our key executives could readily find work in the industry. We must, therefore, be mindful that we do not fall below the standard observed by other public companies of a similar size in paying executives. In June 2008, the Compensation Committee commissioned its compensation consultant, ECG Advisors, to review compensation of the top 10 most highly paid executives at the Company, including benchmarking against public companies having annual revenues of between $225 million and $400 million. According to that study, the Company’s executive salaries were, on average, 4 percent above the 50th percentile, executive bonuses were approximately 4 percent above the 50th percentile, and total annual compensation (including salaries, incentive bonus, and equity awards) were approximately 3 percent below the market.

Second, we believe in paying for performance. Performance, however, is not limited to company-wide objectives or personal goals. In fact, accordingly, we hold our executives as a group accountable for both company-wide performance (typically in terms of net sales and net earnings) and individual performance, which varies by position. In 2008 we revisited the issue of individual performance standards and established revised annual standards for all managers within the Company. We are mindful of the fact that an executive may have an off-year, while the Company has an excellent year, and vice versa. We take these factors into account in determining compensation, particularly incentive-based compensation.

Third, we believe that compensation decisions should be made with the benefit of as much current information as possible. Compensation decisions that are rigorously tied to formulas can fail to take into account unforeseen matters beyond an employee’s control, may lead to undesirable results, and can fail to reward positive conduct. Indeed, it is very difficult to catalog in advance all of the factors that should be taken into account in making compensation decisions. While we do set company-wide goals and individual performance goals for our executives, when applying those criteria, we do take into account real market conditions, compensation trends, peer practices, and other factors in making compensation decisions. Thus, for example, if the entire industry is down due to unusual weather conditions, and our company has performed well compared to our peers, we will take that into account in setting compensation.

Fourth, we compensate, in part, so that our executives have a long-term interest in the Company’s success. This is especially so in the case of equity awards. Through restricted stock awards that vest entirely after three years, for example, we give the optionee motivation to plan for the longer-term, rather than to seek solely to maximize short-term returns at the expense of long-term returns. Equity awards also serve to align our executives’ interests with those of our stockholders.

Elements of Compensation

Our named executive officers receive a base salary and certain benefits (including paid vacation, subsidized health and dental insurance, subsidized life insurance, and an automobile allowance). In addition, they participate in an annual incentive compensation plan and, from time to time, receive awards of equity, typically in the form of stock options. Further, they may choose to participate in voluntary benefit programs, such as a 401(k) Plan and an Employee Stock Purchase Plan (“ESPP”).

Base salary—base salary provides the executive with a reasonable standard of living and permits the Company to put certain other elements of compensation at risk. Further, it would be virtually impossible to attract or retain qualified executives without this element of compensation. It forms the bulk of the executive’s compensation. This is the portion of compensation that does not vary with annual changes in company-wide performance or stock market fluctuations. The executive can count on his or her salary and can plan around it. In 2008, base salary accounted for more than half of total compensation among named executive officers.

Benefits—because health and dental insurance subsidies are also universally paid to executives in virtually all industries, including our industry, the Company must provide these subsidies in order to remain competitive. In addition, these subsidies are a good investment by the employer, as they serve to help keep the executives healthy or, when injury or sickness strikes, to bring them back to productive service. These coverages also help the executive to limit family medical expenses that, if not otherwise insured, might cause the executive severe financial hardship. Life insurance subsidies serve as a mechanism by which the Company can give something of value back to the executive’s family or other beneficiaries in the case of death. We believe that when our executives join the Company, they are not alone in making a commitment to us; their families are making a commitment as well. Finally, the automobile allowance serves to help the executive to offset the increasingly high cost of operating a motor vehicle. It is also a common perquisite, which the Company offers in order to remain competitive. The size of the allowance is consistent with ensuring that the executive will have reliable transportation to and from work.

Voluntary benefits—our 401(k) Plan is a tool that serves to encourage the executive to plan for retirement now. The Company matching contribution (dollar for dollar up to five percent (5%) of base salary) has a strong effect both in recruitment and retention. Similarly, the American Vanguard Corporation Employee Stock Purchase Plan serves as a means for retaining executives. It gives our executives (and other employees) the opportunity to acquire equity at a discount, which right is not available to outsiders. It also provides a means for acquiring stock at a discounted price through relatively minimal payroll deductions over a period of time. Further, the ESPP is a mechanism by which the executive can put some “skin in the game” by investing in the Company. Equity ownership helps to align the executive’s interests with that of our stockholders and serves to foster a long-term perspective in the executive. In addition, equity can serve as a surrogate for a pension plan with executives. Equity awards and voluntary participation in the 401(k) plan are the only two forms of long-term compensation offered to executives by the Company.

Our policy for allocating between long-term (equity) and current compensation depends largely on the perceived value of the equity. For example, to the extent that the Company’s stock price has appreciated continuously over multiple quarters and industry prospects look promising, we would tend to place a greater value on an award of equity. Conversely, if the stock price has exhibited volatility or lost value over time, then we might place a lesser value on equity awards, particularly if industry conditions are fair to poor. In the former case, we would place a greater emphasis on equity awards, while, in the latter case, we would place a greater emphasis on current compensation.

The Compensation Committee, working with its compensation consultant, regularly visits the question of whether, when and how to award equity. In making its recommendation, the Committee considers the length of time since the last equity award, the total shareholder return over the past several years, the impact upon earnings, the consequent dilution to stockholders, and other criteria relating to long term performance of the company. The Committee’s recommendations are also guided by the research of its compensation consultant, including benchmarking of similarly situated companies as to the prevalence of equity awards and total compensation among senior executives. In addition, the Committee maintains a relatively continuous discourse with the Chief Executive Officer on both the performance and the expectations of senior management. Through this process, the Committee selects grant dates and recommends awards that are perceived to be of value, that are consistent with those made by our peers, that have a reasonable financial impact on the Company, that are not unreasonably dilutive, and that are warranted by the Company’s and executives’ performance. The Committee is mindful of avoiding grants while in possession of material non-public information and, with respect to option grants in particular, pursuant to the Company’s 1994 Stock Incentive Plan, sets the strike price of the grant to be the closing price of the Company’s common stock as of the date of the award. The Company is currently reviewing potential equity ownership guidelines for all of its executives.

We do take into account the accounting and tax treatments for the Company of all forms of compensation. For example, in order to maximize the Company’s ability to deduct the executive compensation under the Internal Revenue Code of 1986, as amended, (“IRC”) Section 162(m), we have typically limited the number of

Incentive Stock Option awards given to an individual in a given year to those having a fair market value of under $100,000. Further, under the terms of change of control severance agreements, benefits paid thereunder will be reduced to the extent that they would constitute a nondeductible “excess parachute payment” under IRC Section 280G or nondeductible “employee remuneration” under Section 162(m). We follow all applicable accounting rules and tax laws in respect of all forms of compensation; for example, we expense options and stock awards. Because the timing of this expense depends upon the vesting of these equity awards, we set vesting schedules to optimize deferring costs into the future. In making equity awards, we do consider the tax impact upon the recipient.

Compensation Policies and Benchmarking

The Compensation Committee retains considerable discretion to structure and adjust compensation with respect to both individuals and executives as a group. We do not follow a formulaic approach toward setting compensation. While formulaic approaches do tend to lead to greater certainty in results, they can also have unintended consequences. It is very difficult to capture in a formula all of the factors that should be taken into account when setting or adjusting compensation. We believe that, in making compensation decisions, it is important to consider not only corporate performance, but also individual performance and further, that corporate performance should be considered in the context of the industry. Thus, for example, if company performance was behind plan in a down market, but the executive team performed well, rather than make no incentive awards, the Compensation Committee might adjust the incentive pool downward and make reduced awards to executives. Conversely, if company performance was ahead of plan in a solid market, but certain executives were not contributing, then the Committee might reduce awards to those certain individuals. The Compensation Committee has used discretion to make lower bonus awards to executives who have, in that committee’s estimation, underperformed, and has made higher bonus awards to executives who have exceeded individual performance expectations.

The Chief Executive Officer and Chief Operating Officer define performance goals for their direct reports (which include all of the other named executive officers) and, working with the Board and the management team, define financial performance goals for the Company. These goals serve as the foundation upon which the Compensation Committee can build a compensation scheme in keeping with other information, including studies performed by the Committee’s compensation consultant as well as its own research and experience. Throughout the year, the Committee maintains an open dialogue with the CEO with respect to compensation philosophy, changing business conditions, and executive performance. Further, annually, the CEO provides the Committee with recommendations for defining the incentive pool and allocating that pool among employees generally. The CEO serves as a source of information for the Committee, and, in making its own decisions, the Committee does give consideration to the CEO’s recommendations. However, the Committee makes independent decisions with respect to compensation and freely draws upon all sources that it deems necessary for guidance in making those decisions.

In making awards of performance-based compensation, the Compensation Committee considers historical trends for awards both in the aggregate and as per each executive under evaluation. Individual award trends tend to put an executive’s current performance in context. Thus, for example, if an executive has shown a pattern of increasingly smaller bonus awards versus his peers, the Committee will tend to question his long term suitability. Historical trends relating to the overall bonus pool enable the Committee to define the pool with some consistency given past financial performance.

The Company considers several factors with respect to evaluating its performance. First, we consider top and bottom line performance, specifically in terms of net sales and earnings per share. Specifically, we observe whether we have grown net sales and net earnings with respect to the prior year, the past several years, and the budget contained within the Company’s financial plan. Second, we look at the relative performance of each of our product lines and compare that performance to each product line budget. Third, we consider the relative performance of our company, particularly net sales and net earnings, with that of our peer companies. Fourth, we analyze whether we have met our strategic goals.

With respect to individual performance, without discussing more specific factors that are competition sensitive, we consider the following general factors in making compensation decisions. We believe that the factors listed below as well as undisclosed, competition-sensitive factors are reasonable and attainable by our executives. Further, to the extent that any of these factors relate to the Company’s financial plan, we do not disclose such plan publicly; it is an internal document generated to give subject executives an incentive to achieve a desired level of financial performance. As such, our financial plan includes both objective and subjective measures. Disclosure of our financial plan would potentially give our competitors an unfair view into our business. We believe that it is reasonably possible for the Company to achieve the Company’s financial plan and, consequently, reasonably possible for President and Chief Executive Officer and the Chief Operating Officer meet performance factors relating to the achievement of that plan.

President and Chief Executive Officer

•	Achieving financial results that equal or exceed the Company’s financial plan.

•	Attracting and maintaining excellent relationships with desirable investors.

•	The setting and achievement of strategic goals, including anticipation of, and response to, industry trends.

•	Building and retaining a sound management team.

Executive Vice President and Chief Operating Officer

•	Improving external relationships and sales with US-based distribution.

•	Establishing clearer internal objectives and accountability across all areas of responsibility.

•	Creating an internal sales and marketing structure with greater functionality and effectiveness in light of the consolidation and centralization of distribution.

Chief Financial Officer

•	Maintaining sound internal financial controls and accounting systems that result in timely and reliable financial disclosures.

•	Attracting and retaining sources of capital necessary to permit the Company to operate and to grow through acquisition.

•	Providing the CEO and Board with long and short-term budgets, including strategic capital planning.

•	Keeping the Board apprised of current and recent financial performance in detail sufficient to permit the Board to carry out its duties toward our stockholders.

Senior Vice President and Director of Business Development

•	Finding and acquiring new product lines that are accretive to the Company’s financial performance consistent with the Company’s financial plan.

•	Developing business opportunities through research and development, licensing, or other means.

•	Achieving growth of existing product lines through expansion of permitted uses, improvement of product performance, and packaging and delivery systems.

Senior Vice President and Director of Sales

•	Achieving net sales that equal or exceed those set forth in the Company’s financial plan.

•	Interacting with distribution’s head offices to continually improve our business relationships.

•	Successfully launching new product lines.

•	Managing a global sales team and distribution chain for the Company’s products.

We might decide to increase compensation materially if some or all of the following factors were present: the executive’s compensation is materially below that of his or her peers; the executive has taken on additional responsibilities; the executive has saved the Company significant costs; the executive has far exceeded individual performance goals. Conversely, we might decide to decrease compensation materially if some or all of the following factors were present: the executive has shown an inability to carry out responsibilities or manage his or her function; the executive seeks to work on a reduced schedule; the executive has had material duties taken away; the executive’s function or duties material thereto have become materially less important to the Company.

Severance and Change of Control Provisions

Each of the named executive officers an certain other officers are party to a Change of Control Severance Agreement dated as of January 1, 2004 and expiring December 31, 2008. During its meeting of March 7, 2008, the Board, authorized the Company to extend the term of those agreements five years, that is, until December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act directly or indirectly owns more than 50% of the common stock of the company. As a condition to payment, the employee must enter into a written release of claims against the company.

The Company chose the three change of control events to protect these key executives in the event of new ownership. Our executive team has helped to build this company over many years into what it is today. In recognition of the team’s contribution, and out of a sense of fairness, we believe it is appropriate to make provision for the executive team in advance, given that a new owner would not likely have any allegiance to the team. Further, these arrangements would give current management a disincentive to undercut an otherwise desirable merger and serve to quantify the cost of termination of subject executives for any potential acquiror.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K.

Carl R. Soderlind, Chairman

Lawrence S. Clark, Member

John B. Miles, Member

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current executive officers of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	53	Director, President and Chief Executive Officer
Trevor Thorley(1)	51	Executive Vice President and Chief Operating Officer of AMVAC
David T. Johnson(2)	52	Vice President and Chief Financial Officer
James A. Barry(3)	58	Sr. Vice President, CFO and Asst. Secretary/Treasurer
Timothy J. Donnelly	49	Vice President, General Counsel and Secretary
Glen Johnson	54	Senior Vice President of AMVAC Chemical Corporation(5)
Christopher K. Hildreth	55	Senior Vice President of AMVAC
Douglas Ashmore	62	Vice President, Director of Manufacturing of AMVAC
Robert F. Gilbane	58	President of GemChem, Inc.(6)

(1)	Mr. Thorley was appointed on January 5, 2009.
(2)	Mr. Johnson was appointed on March 7, 2008.
(3)	Mr. Barry was Chief Financial Officer from 1987 until March 6, 2008. On March 7, 2008, Mr. Barry was appointed Chief Administrative Officer.

Eric G. Wintemute has served as a director since June 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. He is the son of the Company’s Co-Chairman, Glenn A. Wintemute.

Trevor Thorley was named Executive Vice President and Chief Operating Officer of AMVAC on January 5, 2009. Over the six year period prior to his appointment at AMVAC, Mr. Thorley has served as President and Chief Operating Officer of Valent USA Corporation, a manufacturer of specialty agricultural chemicals and a subsidiary of Sumitomo Chemical Company, a Japan-based multinational corporation (which is not affiliated with the Company).

David T. Johnson has served as Chief Financial Offer of the Company since March 7, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a five hundred million dollar manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an eight billion dollar Cleveland based multinational company from April 2001 through June 2003.

James A. Barry has served as Chief Administrative Officer since March 7, 2008. Prior to that time, he had served as Senior Vice President since 1998. He has served as Treasurer from 1994 to the present and as Chief Financial Officer of the Company and all operating subsidiaries from 1987 until 2008. He presently also serves as Assistant Secretary and served as Secretary from 1998 to 2007. He also served as Vice President from 1990 through 1997 and as Assistant Secretary from 1990 to 1997. From 1990 to 1993, he also served as Assistant Treasurer. Mr. Barry also served as a director of the Company from 1994 through June 2004.

Timothy J. Donnelly has served as Vice President and General Counsel since October 2005. He served as Assistant Secretary until June 2007, at which time he as appointed Secretary of the Company. Prior to his work with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC) a manufacturer of quick-turn, high-technology printed circuit boards.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract

Sales at Zeneca Ag Products. Prior to joining AMVAC, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Christopher K. Hildreth has served as Senior Vice President and Director of Sales of AMVAC since February 2003. From 1980 to 1988, Mr. Hildreth held sales management positions at Pfizer Crop Protection. From 1988 to 1993, when United Agri Product (“UAP”) acquired Pfizer Crop Protection, Mr. Hildreth held sales management positions. From 1993 to 2001, he served as General Manager of UAP Canada. From 2001 to 2002, Mr. Hildreth held various executive positions at UAP, including Executive Vice President—International, President & General Manager—Distribution, and President—Products Company.

Douglas Ashmore has served as Vice President and Director of Manufacturing of AMVAC since March 1988. He is responsible for overseeing the operation of AMVAC’s four manufacturing facilities, including, among other things, synthesis, formulation, packaging and safety and health compliance.

Robert F. Gilbane has served as President of GemChem since June 1999. He served as Executive Vice President from January 1994 (when the Company acquired GemChem) to June 1999. He co-founded GemChem in 1991 with Eric G. Wintemute and Al Moskal, who has since retired from the Company.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the year ended December 31, 2008 paid or awarded by the Company and its subsidiaries to the Chief Executive Officer and Chief Financial Officer and certain highly compensated executive officers of the Company, whose aggregate remuneration exceeded $100,000 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Eric G. Wintemute President and Chief Executive Officer	2008 2007 2006	526,207 502,533 480,774	275,000 275,000 —	28,951 24,453 —	— — —	— — —	— — —	52,992 54,372 55,794	883,150 856,358 536,568

David T. Johnson Vice President and Chief Financial Officer(4)	2008 2007 2006	195,918 — —	115,000 — —	— — —	— — —	— — —	— — —	19,782 — —	330,700 — —

James A. Barry Sr. Vice President, CFO & Asst. Secretary/Treasurer(5)	2008 2007 2006	228,000 221,742 212,000	70,000 90,000 35,000	7,619 10,181 —	— — —	— — —	— — —	23,023 22,186 25,392	328,642 344,109 272,392

Glen D. Johnson Sr. Vice President of AMVAC	2008 2007 2006	274,488 249,480 229,744	150,000 140,000 50,000	11,428 15,272 —	— — —	— — —	— — —	20,824 24,420 16,920	456,740 429,172 296,664

Christopher K. Hildreth Sr. Vice President of AMVAC	2008 2007 2006	263,829 257,284 246,317	70,000 90,000 30,000	7,618 10,181 —	— — —	— — —	— — —	27,622 27,372 31,712	369,069 384,837 308,029

Douglas Ashmore Vice President of AMVAC	2008 2007 2006	234,581 216,512 209,205	115,000 105,000 35,000	10,666 10,181 —	— — —	— — —	— — —	24,314 23,814 22,322	384,561 355,507 266,527

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in March of the immediately following year.
(2)	These are the amounts that the Company recognized as compensation expense in its financial statements for 2008 as determined under applicable accounting standards for restricted stock granted in 2008.
(3)	See table following for details of all other compensation.
(4)	Mr. Johnson jointed the Company as Chief Financial Officer in March 2008.
(5)	Mr. Barry was Chief Financial Officer from 1987 to March 2008, at which time Mr. Johnson assumed that position and Mr. Barry was appointed Chief Administrative Officer, Treasurer & Assistant Secretary.

SUMMARY COMPENSATION TABLE—

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2008	40,000	(1)	—	1,242	11,750	—	—
	2007	41,880	(1)	—	1,242	11,250	—	—
	2006	41,812	(1)	—	1,242	12,740	—	—

David T. Johnson	2008	11,500	(2)	—	782	7,500	—	—
	2007	—		—	—	—	—	—
	2006	—		—	—	—	—	—

James A. Barry	2008	8,951	(2)	—	2,322	11,750	—	—
	2007	8,614	(2)	—	2,322	11,250	—	—
	2006	8,604	(2)	—	2,322	14,466	—	—

Glen D. Johnson	2008	11,928	(2)	—	1,242	7,654	—	—
	2007	11,928	(2)	—	1,242	11,250	—	—
	2006	11,928	(2)	—	1,242	3,750	—	—

Christopher K. Hildreth	2008	13,800	(2)	—	2,322	11,500	—	—
	2007	13,800	(2)	—	2,322	11,250	—	—
	2006	13,800	(2)	—	1,242	16,670	—	—

Douglas Ashmore	2008	9,000	(2)	—	3,564	11,750	—	—
	2007	9,000	(2)	—	3,564	11,250	—	—
	2006	9,000	(2)	—	2,322	11,000	—	—

(1)	Automobile allowance of $15,000, $16,880 and $16,812 for the years ended December 31, 2008, 2007 and 2006, respectively, and personal expense allowance of $25,000 per year for the years ended December 31, 2008, 2007 and 2006.
(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2008 to the named executive officers. There were no grants of plan-based awards for the year ended December 31, 2008.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Eric G. Wintemute	7/21/08
David T. Johnson	7/21/08
James A. Barry	7/21/08
Glen D. Johnson	7/21/08
Christopher K. Hildreth	7/21/08
Douglas Ashmore	7/21/08

GRANTS OF PLAN-BASED AWARDS (Continued)

	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Full Grant Date Fair Value of Stock ($) (1)
Eric G. Wintemute	17,100	—	—	208,449
David T. Johnson	—	—	—	—
James A. Barry	4,500	—	—	54,855
Glen D. Johnson	6,750	—	—	82,283
Christopher K. Hildreth	4,500	—	—	54,855
Douglas Ashmore	6,300			76,797

(1)	This column shows the full grant date fair value of restricted stock grants made. These amounts were not paid to any named executive officer. The full grant date fair value is the amount that the Company plans to expense in its financial statements over the award’s vesting schedule. The recognized compensation expenses for 2008 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2008 with respect to options to purchase Common Stock of American Vanguard Corporation. The closing price of the Common Stock on December 31, 2008 the last trading day of American Vanguard’s fiscal year, was $11.70 per share.

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	450,000	—	—	$3.67	12/31/2012
David T. Johnson	—	6,779	—	$14.75	03/07/2018
James A. Barry	72,000	—	—	$3.94	03/21/2010
James A. Barry	40,000	—	—	$8.10	12/15/2010
Glen D. Johnson	60,000	—	—	$8.10	12/15/2010
Glen D. Johnson	187	—	—	$14.74	09/13/2012
Christopher K. Hildreth	180,000	—	—	$3.55	02/02/2010
Douglas Ashmore	60,000	—	—	$8.10	12/15/2010

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

Name (a)	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Eric G. Wintemute	27,100	339,349	—	—
David T. Johnson	—	—	—	—
James A. Barry	8,500	107,215	—	—
Glen D. Johnson	12,750	160,823	—	—
Christopher K. Hildreth	8,500	107,215	—	—
Douglas Ashmore	10,300	129,157	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the named executive officers, the number of shares acquired on the exercise of stock options and the value realized (market price less exercise price) for the year ended December 31, 2008.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	—	—
David T. Johnson	—	—	—	—
James A. Barry	80,000	1,002,200	—	—
Glen D. Johnson	—	—	—	—
Christopher K. Hildreth	—	—	—	—
Douglas Ashmore	—	—	—	—

Pension Benefits

The following table sets forth the pension benefits payable to the named executive officers for the year ended December 31, 2008. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Not Applicable	—	—	—	—

Non-qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation benefits payable to the named executive officers for the year ended December 31, 2008. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (e)
Not Applicable	—	—	—	—	—

Potential Payments Upon Termination or Change of Control

Each of the named executive officers is party to a Change of Control Severance Agreement dated as of January 1, 2004 and expiring December 31, 2008. During its meeting of March 7, 2008, the Board authorized the Company to extend the term of those agreements five years, that is, until December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the common stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the named executive officers in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2008.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Option Vesting ($)(1)	Total Change in Control Payments ($)
Eric G. Wintemute	1,054,506	24,000	25,000	—	1,103,506
David T. Johnson	500,000	24,000	25,000	—	549,000
James A. Barry	468,000	24,000	25,000	—	517,000
Glen D. Johnson	572,000	24,000	25,000	—	621,000
Christopher K. Hildreth	542,000	24,000	25,000	—	591,000
Douglas Ashmore	488,000	24,000	25,000	—	537,000

(1)	At current market price on May 1, 2009.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Herbert A. Kraft	45,240	50,000	—	—	—	—	95,240
Glenn A. Wintemute	47,000	50,000	—	—	—	—	97,000
Eric G. Wintemute	—	—	—	—	—	—	—
Lawrence S. Clark	54,500	50,000	—	—	—	—	104,500
John L. Killmer	13,750	25,200	—	—	—	—	38,950
John B. Miles	58,000	50,000	—	—	—	—	108,000
Carl R. Soderlind	68,000	50,000	—	—	—	—	118,000
Irving J. Thau	75,000	50,000	—	—	—	—	125,000

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with each non-employee director’s election/re-election of the Board is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $7,500 for services on the Board.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee.

•	Attendance fee of $2,500 per meeting of the Board.

•

Attendance fee of $1,000 per meeting of the committees of the Board, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting and Finance Committee members receive $2,000 per meeting of the Finance Committee.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•	In connection with each non-employee director’s election or re-election to the Board, such director is entitled to receive an award that equals $50,000 (the “Stock Award”).

•

If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the SEC on June 15, 2005.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s President and Chief Executive Officer. Mr. Wintemute’s annual base compensation is $527,253, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus in an amount as determined by the Board based on his performance against reasonable qualitative and quantitative benchmarks as determined by the Board. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

Effective March 7, 2008, the Company entered into an Employment Agreement with David T. Johnson under which Mr. Johnson serves as Vice President and Chief Financial Officer of the Company. The agreement contains the following material terms: one year term; annual base salary of $240,000; in the event of termination without cause during the term of the agreement or the second full year of employment, Mr. Johnson will receive as severance pay an amount equal to his annual base salary. In addition, on March 7, 2008, Mr. Johnson was awarded incentive stock options to purchase 6,779 shares of common stock with a strike price of $14.75 per share, which options will vest in equal tranches on each of the first, second and third anniversary of the date of award as per the terms of an Incentive Stock Option Agreement. Finally, the Company and Mr. Johnson entered into a Change in Control Severance Agreement dated March 7, 2008 which provides, among other things, that if during the Change in Control Period (which expires December 31, 2008), there is a Change of Control (as defined therein) and the Company terminates Mr. Johnson’s employment without cause, then he will be entitled to receive (subject to the terms thereof) two times his base annual salary, continuation of medical benefits for 24 consecutive months, and an acceleration of his options or rights to acquire securities of the Company.

Effective January 5, 2009, Amvac entered into an Employment Agreement with Trevor Thorley under which Mr. Thorley will serve as Executive Vice President and Chief Operating Officer. The agreement contains the following material terms: three year term; annual base salary of $372,000; in the event of termination without cause during the term of the agreement, Mr. Thorley will receive as severance pay an amount equal to the greater of (x) his annual base salary for the remainder of the term (not to exceed two years’ annual base salary) and (y) one year’s base salary. In addition, on January 5, 2009, Mr. Thorley was awarded 8,347 shares of restricted stock of the Company, which shares will vest in equal tranches on each of the first, second and third anniversary of the date of award as per the terms of a Restricted Stock Agreement. Finally, the Company and Mr. Thorley entered into a Change in Control Severance Agreement dated January 5, 2009 which provides, among other things, that if during the Change in Control Period (which expires December 31, 2013), there is a Change of Control (as defined therein) and the Company terminates Mr. Thorley’s employment without cause, then he will be entitled to receive (subject to the terms thereof) two times his base annual salary, continuation of medical benefits for 24 consecutive months, and an acceleration of his rights to acquire securities of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2008 consisted of Messrs. Carl R. Soderlind, Lawrence S. Clark and John B. Miles. During 2008, no officer or employee of the Company served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Related Person Transactions

John B. Miles, a current member of the Board and the Compensation Committee and the current chairperson of the Nominating and Corporate Governance Committee, serves as employee counsel to the law firm of McDermott Will & Emery LLP (“MWE”), which, among other firms, provides legal services to the Company. During the year ended December 31, 2008, MWE, which has annual revenues in excess of $1 billion, provided legal services to the Company totaling approximately $800,000.

STOCK PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group (Chemical—Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends. Returns over the indicated period should not be considered indicative of future returns.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of American Vanguard Corporation appointed and the stockholders ratified BDO Seidman, LLP (“BDO”) as the Company’s independent outside auditors for the year ended December 31, 2008.

BDO has served as independent accountants of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is valuable.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2008 and 2007, were (in thousands):

	2008	2007
Audit	$605	$621
Tax	131	93

	$736	$714

Audit fees for 2008 and 2007 were for professional services rendered for the audits of the consolidated financial statements of the Company including the audit of internal controls under Section 404 of the Sarbanes- Oxley Act, timely reviews of quarterly financial statements, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. There were none in 2008 and 2007.

Tax fees for 2008 and 2007 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO Seidman, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that the appointment of BDO Seidman, LLP to audit the 2009 consolidated financial statements and related internal control over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in written and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2010 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

If the stockholder intends to present the proposal at the Company’s 2010 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than January 15, 2010 and must comply with the requirements of the Exchange Act.

If the stockholder intends to present a proposal at the 2010 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2009 and no later than January 15, 2010, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2010 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660. The committee will consider nominees to the Board recommended by stockholders who comply with procedures established by the committee as follows:

•

In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the Company not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2008. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 46+95 MacArthur Court, Suite 1250, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2008, accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein. If any other matter properly comes before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

Timothy J. Donnelly

Secretary

Dated: May 6, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 5, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.american-vanguard.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830300000000000000 8	060509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect eight directors for the ensuing year:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lawrence S. Clark O John L. Killmer O Herbert A. Kraft O John B. Miles O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O Glenn A. Wintemute

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2009.	☐	☐	☐
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

	☐	■

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints ERIC G. WINTEMUTE and JAMES A. BARRY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of American Vanguard Corporation held of record by the Undersigned on May 1, 2009, at the Annual Meeting of Shareholders, to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on June 5, 2009, or at any adjournment thereof.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 5, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instrucitons. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.american-vanguard.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20830300000000000000 8	060509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect eight directors for the ensuing year:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lawrence S. Clark O John L. Killmer O Herbert A. Kraft O John B. Miles O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O Glenn A. Wintemute

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2009	☐	☐	☐
3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢